Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Stevia Corp.

Indianapolis, Indiana

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated July 16, 2013, relating to the consolidated balance sheets of Stevia Corp. (the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of operations, equity (deficit) and cash flows for the fiscal year ended March 31, 2013 and for the period from April 11, 2011 (inception) through March 31, 2012, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC
Li and Company, PC

Skillman, New Jersey
December 2, 2013